Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 14, 2014, with respect to the combined financial statements and schedule of the Communications Business of Danaher Corporation included in the Registration Statement (Form S-4 and Form S-1) and related Prospectus of Potomac Holding LLC for the registration of 62,500,000 common units.

/s/ Ernst & Young LLP

McLean, Virginia

December 1, 2014